Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-184144 on Form S-8 and Registration statement No. 333-192447 on Form S-3 of our reports dated November 12, 2015, relating to the consolidated financial statements and financial statement schedule of The ADT Corporation and subsidiaries, and the effectiveness of The ADT Corporation and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of The ADT Corporation for the fiscal year ended September 25, 2015.

/s/ DELOITTE & TOUCHE LLP

Boca Raton, Florida
November 12, 2015